MULTIPLE CLASS PLAN
                                  ON BEHALF OF
            FRANKLIN LIMITED MATURITY U.S. GOVERNMENT SECURITIES FUND


      This Multiple Class Plan (the "Plan") has been adopted unanimously by the Board of members of FRANKLIN INVESTORS SECURITIES TRUST (the "Investment Company") for its series, FRANKLIN LIMITED MATURITY U.S. GOVERNMENT SECURITIES FUND (the "Fund"). The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund, and supersedes any Plan previously adopted for the Fund.


      1. The Fund shall publicly offer two classes of shares, to be known as Class A Shares and Advisor Class Shares.

      2. Class A Shares shall carry a front-end sales charge ranging from 0 % -
2.25 %, and the Advisor Class Shares shall not be subject to any front-end sales charges.

      3. Class A Shares shall not be subject to a contingent deferred sales charge ("CDSC"), except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Fund's prospectus and statement of additional information ("SAI").

      Advisor Class Shares shall not be subject to any CDSC.

      4. The distribution plan adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Rule 12b-1 Plan") associated with the Class A Shares may be used to compensate Franklin/Templeton Distributors, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the Class A Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, any distribution or shareholder servicing fees paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Investment Company for the Class A Shares, the Distributor or its affiliates.

      No Rule 12b-1 Plan has been adopted on behalf of the Advisor Class Shares and, therefore, the Advisor Class Shares shall not be subject to deductions relating to Rule 12b-1 fees.

      The Rule 12b-1 Plans for the Class A Shares shall operate in accordance with Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      5. The only difference in expenses as between Class A and Advisor Class Shares shall relate to differences in Rule 12b-1 plan expenses, as described in the applicable Rule 12b-1 Plans; however, to the extent that the Rule 12b-1 Plan expenses of one Class are the same as the Rule 12b-1 Plan expenses of another Class, such classes shall be subject to the same expenses.

      6. There shall be no conversion features associated with the Class A and Advisor Class Shares.

      7. Shares of Class A and Advisor Class may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations adopted thereunder.

      8. Each class will vote separately with respect to any Rule 12b-1 Plan related to or which now or in the future may affect, that class.

      9. On an ongoing basis, the Board members of the Fund, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of the Fund, its investment manager or the Distributor and who have no direct, or indirect financial interest in the operation of the Rule 12b-1 Plan (the "independent Board members"), shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin Advisers, Inc. and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

      10. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

      11. I, Karen L. Skidmore, Vice President and Secretary of the Franklin Investors Securities Trust, do hereby certify that this Multiple Class Plan was adopted on behalf of the Franklin Limited Maturity U.S. Government Securities Fund, by a majority of the Board members of the Fund, including a majority of the independent Board members, on October 17, 2006.




                                          -----------------------
                                          Karen L. Skidmore
                                          Vice President & Secretary